      PROSPECTUS SUPPLEMENT NO. 14 TO PROSPECTUS DATED FEBRUARY 5, 1998

                        TRANS WORLD AIRLINES, INC.
    1,582,200 SHARES OF 9 1/4% CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED
                     STOCK, $.01 PAR VALUE PER SHARE
 (Subject to Conversion into Shares of Common Stock, $.01 par value per share)


     The 1,582,200 shares of 9 1/4% Cumulative Convertible Exchangeable Preferred Stock, $.01 par value per share (the "Preferred Stock") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the shares of Preferred Stock as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated February 5, 1998 (the "Prospectus"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

     The Selling Holders will receive all of the net proceeds from the sale of the Preferred Stock and, accordingly, the Company will receive none of the proceeds from the sales thereof.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                    REPRESENTATION TO THE CONTRARY IS
                          A CRIMINAL OFFENSE.

     No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

     The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                           SELLING HOLDERS
     The following table sets forth information with respect to the Selling Holders of the securities offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell shares of Preferred Stock in accordance with the requirements set forth in the Prospectus. This table is cumulative and includes information provided to the Company by the Selling Holders and previously reported by the Company. Other beneficial owners of the Preferred Stock not set forth below may be added as Selling Holders to this Prospectus in the future. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Preferred Stock and the Common Stock.

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                                                                                               Percentage of     Approximate Number
                                               Number of shares of                               Outstanding     of Shares of Common
                                                 Preferred Stock     Number of shares of          shares of       Stock into which
          Name                                 Beneficially Owned  Preferred Stock Offered     Preferred Stock       Convertible
Raphael, L.P.                                         47,800               47,800                   2.77%              302,526.20
Michael Angelo. L.P.                                  43,800               43,800                   2.54%              277,210.20
Angelo, Gordon Co., L.P.                              44,900               44,900                   2.60%              284,172.10
Ramius Fund, Ltd.                                     28,000               28,000                   1.62%              177,212.00
Baldwin Enterprises, Inc.                             15,000               15,000                   0.87%               94,974.00
Medici Partners, L.P.                                  6,000                6,000                   0.35%               37,974.00
Ramius Securities, LLC                                 5,000                5,000                   0.29%               31,645.00
Bear, Stearns & Co.                                    5,000                5,000                   0.29%               31,645.00
R2 Investments, L.D.C.                                 8,100                8,100                   0.47%               51,264.90
Q Investments, L.P.                                   15,600               15,600                   0.90%               98,732.40
No Margin Fund, L.P.<F1>                              22,200               22,200                   1.29%              140,503.80
Steeler Fund, Ltd.<F1>                               179,000              179,000                  10.38%            1,132,891.00
Duquesne Fund, L.P.<F1>                               98,800               98,800                   5.73%              625,305.20
Lazard Freres & Co. LLC<F2>                           73,100               73,100                   4.24%              462,649.90
Credit Research & Trading LLC                         15,000               15,000                   0.87%               94,935.00
Lazard Freres & Co. LLC<F2>                           22,500               22,500                   1.30%              142,402.50
Deutsche Morgan Grenfell Inc.                        173,300              173,300                  10.05%            1,096,815.90


                                                                                                         (Continued on next page)

<F1> To be offered through Lazard Freres & Co. LLC.


Lazard Freres & Co. LLC<F2>                           47,000               47,000                   2.72%              297,463.00
Lazard Freres & Co. LLC<F2>                           25,000               25,000                   1.45%              158,225.00
Tablesalt & Co.                                       50,000               50,000                   2.90%              316,450.00
Stark International                                    5,800                5,800                   0.34%               36,708.20
Shepherd Investments International, Ltd.               4,200                4,200                   0.24%               26,581.90
Lazard Freres & Co. LLC<F2>                           80,000               80,000                   4.64%              506,320.00
Swiss Bank Corporation -London Branch                  2,500                2,500                   0.14%               15,822.50
Farallon Capital Partners, LP                         29,300               29,300                   1.70%              185,439.70
Farallon Capital Institutional Partners, LP           26,000               26,000                   1.51%              164,554.00
Farallon Capital Institutional Partners II, LP         3,200                3,200                   0.19%               20,252.80
The Common Fund                                        6,500                6,500                   0.38%               41,138.50
Swiss Bank Corporation -London Branch                  5,000                5,000                   0.29%               31,645.00
ABN-AMRO Incorporated                                122,700              122,700                   7.11%              776,568.30
Deutsche Bank AG                                       4,200                4,200                   0.24%               26,581.80
ABN-AMRO Incorporated                                140,400              140,400                   8.14%              888,591.60
SoundShore Holdings Ltd.                              49,600               49,600                   2.88%              313,918.40
ABN-AMRO Incorporated                                 13,500               13,500                   0.78%               85,441.50
Goldman Sachs and Company                              7,200                7,200                   0.42%               45,568.80
ABN-AMRO Incorporated                                 22,000               22,000                   1.28%              139,238.00
Lindner Growth Fund                                  135,000              135,000                   7.83%              854,415.00
                                                   ---------            ---------                  -----            -------------
      Total                                        1,582,200<F*>        1,582,200<F*>              91.72%           10,013,743.80
                                                   =========            =========                  =====            =============

      <F*> Prospectus Supplement No. 11 purported to register 13,500 shares of the Preferred Stock held by ABN-AMRO, Incorporated pursuant to the registration statement. However, ABN-AMRO, Incorporated has since advised the Company that such request was in error since the shares had been previously registered. Therefore, these shares have been removed from the totals herein.

     Information concerning the sale of other shares of Preferred Stock by their beneficial holders will be set forth in additional Prospectus Supplements. As of the date of this Prospectus Supplement, the aggregate number of shares of Preferred Stock outstanding is 1,725,000.

     It is not possible to predict the number of shares of Preferred Stock that will be sold hereby. Consequently, it is not possible to predict the number of shares of Preferred Stock that will be owned by the Selling Holders following completion of sales of the securities offered hereby.

       THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 12, 1999





[FN]
<F2> Lazard Freres & Co. LLC has received certain fees and other remuneration in connection with the offer and sale of certain of the Company's convertible securities and debt in the fourth calendar quarter of 1997 and may receive such fees and other remuneration in connection with the offer and sale of the Company's securities in the first calendar quarter of 1998. Lazard may from time to time provide financial advice to the company.